EXHIBIT 4.40.5

                          (ALL AMOUNTS IN U.S. DOLLARS)

                              E.DIGITAL CORPORATION

                                 PROMISSORY NOTE


Note Date: January 31, 2005                                     US $150,000.00
San Diego, California

FOR VALUE RECEIVED, e.Digital Corporation, the undersigned Delaware corporation (together with all successors, the "Company"), hereby promises to pay to Davric Corporation, or order ("Noteholder") at 980 American Pacific Drive, Suite #111 Henderson, NV 89014, or at such other address as Noteholder may subsequently designate in writing to the Company, the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), together with interest on unpaid principal as provided below.

      The following is a statement of the rights of the Noteholder and the conditions to which this Note is subject, and to which the Noteholder, by the acceptance of this Note, agrees:

      1. The unpaid principal balance of this Note outstanding from time to time shall bear interest from the date hereof until paid at a rate equal to the lower of (a) fifteen percent (15%) per annum; or (b) the maximum legal rate permitted under applicable law. Notwithstanding the foregoing, however, during any period during which there is an uncured Event of Default, as defined below, the unpaid principal balance of this Note outstanding from time to time during that period shall bear interest at a rate equal to the lower of (i) eighteen percent (18%) per annum; or (b) the maximum legal rate permitted under applicable law. Interest shall be computed on a 360 day year and 30 day months.

      2. Principal and interest on this Note shall be paid in monthly installments of Three Thousand Five Hundred Dollars ($3,500), commencing on March 1, 2005 and continuing on the same day of each calendar month thereafter to and including June 1, 2006, and a final payment of Thirty-Five Thousand Eight Hundred Dollars and Ninety-Six Cents ($122,932.04) on June 30, 2006; provided, however, that if any of the foregoing dates for any monthly installment falls on a weekend or national holiday, the due date for that installment shall be the following business day. Any payment shall be deemed timely made if received by Noteholder within fifteen (15) calendar days of the due date. All payments made on this Note shall be applied first to accrued interest, and the balance of such payment, if any, shall be applied to principal, and interest shall thereupon cease upon the principal so credited.

      3. An "Event of Default" shall occur if (a) the Company does not make any monthly installment on this Note when the same becomes due and payable and such default shall continue for a period of fifteen (15) calendar days; or (b) pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined), the Company: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the liquidation of the Company, and any such order or decree remains unstayed and in effect for a period of sixty (60) days. As used herein, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      4. If an Event of Default occurs and is continuing, the Noteholder, by written notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable immediately.

      5. The Company may prepay this Note at any time and from time to time, in whole or in part, without premium or penalty. Upon payment in full of the principal amount of this Note and interest thereon, the Noteholder shall surrender this Note for cancellation.

      6. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this
Note is placed in the hands of attorneys for collection after an Event of Default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Noteholder.

      7. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the Company at its principal office or, in the case of the Noteholder, at the Noteholder's address appearing above, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (a) when so personally delivered, or (b) if mailed as aforesaid, five (5) days after the same shall have been posted, or (c) if sent by facsimile transmission, as soon as the sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (d) if delivered by commercial courier, upon receipt.

      8. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right or any other right.

      9. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state.

      10. Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

      IN WITNESS WHEREOF, the Company has executed this Note and has affixed hereto its corporate seal.

                                    E.DIGITAL CORPORATION,
                                    a Delaware corporation


                                    By: /s/ ATUL ANANDPURA
                                        -----------------------------------
                                        Atul Anandpura
                                        Chief Executive Officer

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